Exhibit 99.2

RISK FACTORS

Risk Related to the Business

The industries in which we operate are significantly affected by changes in general and local economic conditions and other factors beyond our control, which could depress demand for our products.

Certain of the industries in which we operate are cyclical and have experienced significant difficulties in the past. Our financial performance depends, in large part, on varying conditions in the markets we serve, which fluctuate in response to various factors beyond our control.

Demand in the homebuilding and financing businesses are affected by changes in general and local economic conditions, such as interest rates, housing costs, migration patterns, employment levels, job growth and consumer confidence. An oversupply of alternatives to new homes, such as rental properties and used homes, could depress prices and reduce margins for the sale of new homes. Higher interest rates generally increase the cost of mortgage loans to customers and therefore reduce demand for new homes and mortgage loans. Almost all purchasers of our homes require mortgage financing for a substantial portion of the purchase price. In times of low interest rates and increased availability of mortgage funds, the volume of home sales by JWH may be expected to decrease as additional competition is able to enter the market. Recently, interest rates have been increasing from historically low levels. Lastly, weather conditions and natural disasters, such as the recent hurricanes in Florida and other portions of the southeastern United States, tornadoes, floods and fires, can harm the local homebuilding business. This risk is exacerbated by our concentration in a limited number of states.

Our Water Products business is primarily dependent upon spending on water and wastewater infrastructure upgrades, repairs and replacement, new water and wastewater infrastructure spending (which is dependent upon residential construction) and spending on non-residential construction. We are also subject to general economic conditions, the need for construction projects, interest rates and government incentives provided for public work projects. In addition, a significant percentage of our flow control products are ultimately used by municipalities or other governmental agencies in public water transmission and collection systems. As a result, our sales could be impacted adversely by declines in the number of projects planned by public water agencies, government spending cuts, general budgetary constraints, difficulty in obtaining necessary permits or the inability of government entities to issue debt. It is not unusual for water projects to be delayed and rescheduled for a number of reasons, including changes in project priorities and difficulties in complying with environmental and other government regulations. Spending growth in the infrastructure upgrades, repairs and replacement sector has slowed in recent years as state and local governments’ budgets were negatively impacted by the downturn in the economy. We cannot assure you that economic conditions will continue to improve or that if they do, that state and local governments will address deferred infrastructure needs. Although the residential building market has experienced growth in recent years, we cannot assure you that this growth will continue in the future. The residential and non-residential building markets are cyclical, and, historically, down cycles have typically lasted approximately four to six years. Any significant decline in the residential or non-residential building markets or governmental spending on infrastructure could have a material adverse effect on our financial condition and results of operation.

The prices at which JWR sells coal and natural gas are largely dependent on prevailing market prices for those products. We have experienced significant price fluctuations in our coal and natural gas businesses, and we expect that such fluctuations will continue. Demand for and, therefore, the price of, coal and natural gas are driven by a variety of factors such as availability, price, location and quality of competing sources of coal or natural gas, availability of alternative fuels or energy sources, government regulation and economic conditions. In addition, reductions in the demand for metallurgical coal are caused by reduced steel production by our customers, increases in the use of substitutes for steel (such as aluminum, composites or plastics) and the use of steel-making technologies that use less or no metallurgical coal. Demand for steam coal is primarily driven by the consumption patterns of the domestic electrical generation industry, which, in turn, is influenced by demand for electricity and technological developments. Demand for natural gas is also affected by storage levels of natural gas in North America and consumption patterns, which can be affected by weather conditions. We estimate that a 10% decrease in the price in natural gas in 2005 would have resulted in a reduction in pre-tax income of approximately $3.1 million in that year. Occasionally we utilize derivative commodity instruments to manage fluctuations in natural gas prices. We currently have three open contracts to hedge anticipated sales of JWR’s natural gas. The contracts are for total volume of 3.6 million MMbtu’s, which represents approximately 60% of our anticipated 2006 production.

Shortages or price fluctuations in raw materials and labor could delay, or increase the cost of, construction or production and adversely affect our results of operations.

Most of the industries in which we operate require significant amounts of raw materials and labor and, therefore, shortages or increased costs of raw materials and labor could adversely affect our business or results of operations.

Our homebuilding operations rely on the availability of lumber, drywall, cement and other building materials. The availability and market prices of these materials are influenced by various factors that are beyond our control. Shortages of, and price increases for, such materials have occurred in the past and may occur in the future. For example, we have experienced increases in the cost of a variety of materials since the third quarter of 2005 as a result of the impact of the Gulf Coast hurricanes on supplies of and demand for these materials.  Further, if we are unable to secure a proper level of skilled labor for our homebuilding operations, we may be unable to build as many houses or build them as cost effectively, and our levels of revenue and net income may be reduced.

Our Water Products business is subject to the risk of price increases and fluctuations and periodic delays in the delivery of raw materials and purchased components that are beyond our control. Our Water Products operations require substantial amounts of raw materials or purchased components, such as steel pipe and scrap steel and iron, brass ingot, sand, resin, and natural gas. Management estimates that scrap metal and ferrous alloys used in the U.S. Pipe manufacturing process account for up to 40% of the U.S. Pipe cost to manufacture ductile iron pipe and raw materials, and purchased components used in our manufacturing processes currently account for approximately 18% of the Mueller and Anvil cost of goods sold. Fluctuations in the price and delivery of these materials may be driven by the supply/demand relationship for a material, factors particular to that material or governmental regulation for raw materials such as natural gas. In addition, if any of our suppliers seeks bankruptcy relief or otherwise cannot continue its business as anticipated or we cannot renew our supply contracts on favorable terms, the availability or price of raw materials could be adversely affected.

The availability and price of certain raw materials or purchased components, such as steel scrap, brass ingot and natural gas are subject to market forces largely beyond our control, including North American and international demand freight costs, speculation and foreign exchange rates. We generally purchase raw materials at spot prices and generally do not have the ability to hedge our exposure to price changes. We are not always able, and may not be able in the future, to pass on increases in the price of these raw materials to our customers. In particular, when raw material prices increase rapidly or to significantly higher than normal levels, we may not be able to pass price increases through to our customers on a timely basis, if at all, which could adversely affect our operating margins and cash flow. Any fluctuations in the price or availability of raw materials or purchased components may have a material adverse effect on our business, results of operations or financial condition.

We face significant competition in many of the industries in which we operate.

The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders. Some of these builders have greater financial resources, more experience, more established market positions and lower costs of capital, labor and material than us. We compete for customers, raw materials and skilled subcontractors. We also compete with resales of existing homes and available rental housing. Our financing operations are subject to competition from third-party providers, many of which are substantially larger, may have a lower cost of funds or overhead than we do and may focus exclusively on providing such services.

The domestic and international markets for flow control products are competitive. While there are only a few competitors for most of our product offerings, many of them are well-established companies with strong brand recognition. In particular, our malleable iron and cast iron pipe fitting products face competition from less expensive imports and our pipe nipple and hanger products and our pipe fittings and couplings products compete on the basis of price and are sold in fragmented markets with low barriers to entry, allowing less expensive domestic and foreign producers to gain market share and reduce our margins. Also, competition for ductile iron pressure pipe sold by our U.S. Pipe segment comes not only from ductile pipe produced by a concentrated number of domestic manufacturers, but also from pipe composed of other materials, such as polyvinylchloride (PVC), high density polyethylene (HDPE), concrete, fiberglass, reinforced plastic and steel.

In addition to domestic competition, our Water Products business faces intense foreign competition. The intensity of foreign competition is affected significantly by fluctuations in the value of the U.S. dollar against foreign currencies and by the level of import duties imposed by the U.S. Department of Commerce on certain products. Foreign competition is likely to further increase and certain Water Products prices will continue to face downward pressure as our domestic competitors shift their operations or outsource manufacturing requirements overseas or source supplies from foreign vendors in an effort to reduce expenses. In 2003, the U.S. Department of Commerce imposed anti-dumping duties on imported malleable and non-malleable iron fittings from China. We cannot assure you that these government agencies will continue the current duties on imported malleable and non-malleable iron fittings. If the duties for respondent companies, which range from 7.4% to 14.3% (111.4% for other producers/exporters) for malleable iron fittings and 6.3% to 7.1% (75.5% for other producers/exporters) for non-malleable iron fittings, are reduced or completely eliminated, we may be forced to reduce the prices of some of our products. An increase in foreign competition, a decrease in these duties or a strengthening in the U.S. dollar could have a material adverse effect on our financial condition and results of operations.

Our coal business faces competition from foreign producers that sell their coal in the United States and in the export market and, therefore, fluctuations in exchange rates will affect the demand for coal we produce. If our competitors’ currencies decline against the U.S. dollar or against our customers’ currencies, those competitors may be able to offer lower prices to our customers. Furthermore, if the currencies of our overseas customers were to significantly decline in value in comparison to the U.S. dollar, those customers may seek decreased prices for the coal we sell to them. Both of these factors could reduce our profitability or result in lower coal sales.

Our revenues are seasonal due to weather conditions and the level of construction activity at different times of the year; we may not be able to generate revenues that are sufficient to cover our expenses during certain periods of the year.

The homebuilding industry and the ductile iron pipe industry are moderately seasonal, with lower production capacity and lower sales in the winter months. This seasonality in demand has resulted in fluctuations in our revenues and operating results. Because much of our overhead and expenses are fixed payments, seasonal trends can cause reductions in our overall profit margin and financial condition, especially during our slower periods.

We are exposed to increased risks of delinquencies, defaults and losses on mortgages and loans associated with our strategy of providing credit or loans to lower credit grade borrowers.

We specialize in originating, securitizing and servicing mortgage notes and loans (which we refer to as “mortgage assets”) to credit-impaired borrowers who are generally unable to qualify for loans from conventional mortgage sources due to loan size, credit characteristics or documentation standards. We are subject to various risks associated with the lower credit homeowners to whom we lend funds, including, but not limited to, the risk that these borrowers will not pay interest and principal when due, and that the value received from the sale of the borrower’s home in a repossession will not be sufficient to repay the borrower’s obligation to us. Delinquencies and defaults typically cause reductions in our interest income and our net income. If delinquency rates and losses are greater than we expect:

•                       the fair market value of the mortgage assets pledged as collateral for warehouse borrowings, and the value of our ownership interest in the securitizations, may decline;

•                       we may be unable to obtain financing or continue to securitize loans on attractive terms, or at all; or

•                       the reserves that we establish for such losses may be insufficient, which could depress our business, financial condition, liquidity and net income.

During economic slowdowns or recessions, mortgage and loan delinquencies and defaults generally increase. In addition, significant declines in market values of residences securing mortgages and loans reduce homeowners’ equity in their homes. The limited borrowing power of our customers increases the likelihood of delinquencies, defaults and credit losses on foreclosure. Many of our borrowers have limited access to consumer financing for a variety of reasons, including a relatively high level of debt service, lower credit scores, higher loan-to-value ratios of the mortgage assets, past credit write-offs, outstanding judgments or prior bankruptcies. As a result, the actual rate of delinquencies, repossessions and credit losses on our loans are often higher under adverse economic conditions than those experienced in the mortgage loan industry in general.

In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions.  For example, during the third quarter of 2005, Hurricane Katrina impacted several states where our Mid-State portfolio had high concentrations of customers.  As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on instalment notes that was anticipated as a result of Hurricane Katrina.

After a default by a borrower, we evaluate the cost effectiveness of repossessing the property. Such default may cause us to charge our allowances for credit losses on our loan portfolio. Any material decline in real estate values increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon repossessions. If we must take losses on a mortgage or loan backing our mortgage related securities or loans that exceed our allowances, our financial condition, net income and cash flows could suffer.

We depend on short-term borrowings to fund our mortgage origination business which exposes us to liquidity risks.

We depend on short-term borrowings to warehouse instalment notes and mortgages that are originated by our homebuilding subsidiaries and purchased by Mid-State and originated and purchased by WMC. Therefore, we rely on our ability to renew or replace our maturing short-term borrowings on a continuous basis.  We currently have two committed warehouse facilities of $200.0 million, each provided by three lenders.  If our lenders do not allow us to renew our borrowings or we cannot replace maturing borrowings on favorable terms or at all, we might have to sell our mortgage-related assets under adverse market conditions, or we might not be able to continue to originate mortgage assets, which would significantly harm our net income and may result in material losses.

We pay interest on our borrowings under our variable funding loan facilities at a floating rate based on short-term rates, and, therefore, increases in short-term interest rates will increase the cost of our facilities. In addition, if the regulatory capital requirements imposed on our lenders change, it may significantly increase the cost of the variable funding loan facilities. Increases in the cost of our facilities may prevent us from continuing to originate instalment notes and mortgages.

The amount of financing we receive under our variable funding loan facilities is directly related to the lenders’ valuation of the mortgage assets that secure the outstanding borrowings. Our lenders have the ability to re-evaluate the market value of the mortgage assets that secure our outstanding borrowings under certain circumstances. In the event the lenders determine that the value of the mortgage assets has decreased, they have the right to initiate a margin call. A margin call would require us to transfer additional instalment notes and mortgages to the lenders (without any advance of funds from the lenders for such transfer of mortgages) or to repay a portion of the outstanding borrowings. Any such margin call could cause our mortgage origination business, net income and liquidity to decline significantly.

Our strategy of securitizing our mortgage assets makes us dependent on the capital markets for liquidity and cash flow and exposes us to substantial risks.

We rely on our securitizations to generate cash for repayment of borrowings under our variable funding loan facilities, origination of new mortgage loans and general working capital purposes. We may not succeed in securitizing mortgages that we currently have outstanding under, and pledged to, our warehouse credit facilities or that we originate in the future. Our inability to continue to successfully securitize our mortgage assets on favorable terms would significantly impair our mortgage origination business and reduce our profitability.

Our ability to complete securitizations of our mortgage assets at favorable prices or at all will depend on a number of factors, including:

•                       the historical performance of the portfolio of mortgage assets we originate;

•                       the ratings of our securities;

•                       the availability of credit enhancement on acceptable economic terms or at all;

•                       conditions in the capital markets generally and conditions in the asset-backed securities market specifically; and

•                       general economic conditions.

Significant increases in interest rates may reduce our ability to securitize our mortgage assets and could negatively impact our profitability and cash flow. The interest rates that we receive on our mortgage assets are fixed between 12 and 18 months before we complete a securitization. If interest rates increase significantly during this time, the net interest margin we realize would be impaired and reduce profitability and cash flow. In addition, we may be required to pledge additional collateral to meet over-collateralization requirements, which could decrease the value of our ownership interests and have a negative impact on our cash flow.

Our mortgage-backed and asset-backed securitizations require over-collateralization and credit enhancement, which may decrease our cash flow and net income.

Our securitizations typically have over-collateralization requirements that may decrease the value of our ownership interests in our securitizations and have a negative impact on our cash flow. Generally, if the mortgage assets of a securitization trust perform poorly, the over-collateralization feature of the securitization directs excess cash flow from the securitized pool of mortgage assets to the senior securities of the trust. During any period in which this happens we may not receive any cash distributions from such mortgage assets. In addition, the pool of mortgage assets of a securitization must meet certain performance tests based on delinquency levels, losses and other criteria in order for us to receive excess cash flow. If these performance tests, or significant terms regarding the calculation of such tests, are not satisfied, we would not be permitted to receive excess cash flow from the securitizations. Material variations in the rate or timing of our receipt of cash distributions from these mortgage assets may adversely affect our mortgage origination business and net income and may affect our overall financial condition.

Furthermore, all of our completed securitizations have used credit enhancement to improve the prices at which we issued our mortgage-backed and asset-backed notes. We currently expect that the credit enhancement for the senior tranches we issue in the future will be primarily in the form of subordination of certain tranches, financial guaranty insurance policies for the assets or both. The market for any subordinate securities we issue could become temporarily illiquid or trade at steep discounts, thereby reducing the proceeds we receive from a securitization of mortgage assets. If we use financial guaranty insurance policies and the cost of these insurance policies increases, our net interest income will be reduced. Such credit enhancement features may not be available at costs that would allow us to achieve profitable levels of net interest income from the securitizations of our mortgage assets.

We may be subject to product liability or warranty claims that could require us to make significant payments.

We would be exposed to product liability claims in the event that the use of our products results, or is alleged to result, in bodily injury and/or property damage. We cannot assure you that we will not experience any material product liability or warranty losses in the future or that we will not incur significant costs to defend such claims. While we currently have product liability insurance, we cannot assure you that our product liability insurance coverage will be adequate for any liabilities that may ultimately be incurred or that it will continue to be available on terms acceptable to us. A successful claim brought against us in excess of our available insurance coverage or a requirement to participate in a product recall may have a materially adverse effect on our business.

Under the terms of the purchase agreement (the “Tyco Purchase Agreement”) relating to the August 1999 sale by Tyco International Ltd. (“Tyco”) of Predecessor Mueller’s business to its prior owners, we are indemnified by Tyco for all liabilities arising in connection with Predecessor Mueller’s business with respect to products manufactured or sold prior to the closing of that transaction. The indemnity survives forever and is not subject to any dollar limits. In the past, Tyco has made substantial payments and/or assumed defense of claims pursuant to this indemnification provision. However, we may be responsible for these liabilities in the event that Tyco ever becomes financially unable or fails to comply with, the terms of the indemnity. In addition, Tyco’s indemnity does not cover product liabilities to the extent caused by our products manufactured after that transaction. On January 14, 2006, Tyco’s board of directors announced that it approved a plan to separate Tyco into three separate, publicly traded companies. At this time, we do not know which of the new entities will assume the indemnity provided under the terms of the Tyco Purchase Agreement if this plan is implemented. Should Tyco or the entity or entities that assume Tyco’s obligations under the Tyco Purchase Agreement ever become financially unable or fail to comply with the terms of the indemnity, we may be responsible for such obligations or liabilities.

We warrant our homebuilding and pipe products to be free of certain defects. As a homebuilder, we are subject in the ordinary course of our business to product liability and home warranty claims. We warrant our flow control products to be free of certain defects. Because of the long useful life of our products, it is possible that latent defects might not appear for several years. Any losses that result or are alleged to result from defects in our products, could subject us to claims for damages, including consequential damages. In addition, we could elect to replace our defective products and/or compensate our customers for damages caused by our defective products even in the absence of a formal claim for damages. The insurance that we maintain may not be available on terms acceptable to us in the future and such coverage may not be adequate for liabilities actually incurred. Any claims or expenses relating to defective products that result in liability exceeding our insurance coverage could raise costs and expenses or require us to accrue expenses or record accounting charges and reduce our net income. Further, claims of defects could result in adverse publicity against us, which could lower our sales and harm our business.

We may be adversely affected by environmental, health and safety laws and regulations or liabilities.

We are subject to a wide variety of laws and regulations concerning the protection of the environment and human health and safety, both with respect to the construction and operation of many of our plants, mines and other facilities and with respect to remediating environmental conditions that may exist at our own and other properties. Certain of our facilities have been in operation for many years and, over time, we and predecessor operators of these facilities may have generated, used, handled and disposed of hazardous and other regulated wastes. Environmental liabilities could exist, including cleanup obligations at these or at other locations where materials from our operations were disposed of, which could result in future expenditures that cannot be currently quantified and which could reduce our profits. Failure to comply with any environmental, health or safety requirements could result in the assessment of damages, or imposition of penalties, suspension of production, a required upgrade or change to equipment or processes or a cessation of operations at one or more of our facilities. Because these laws are complex, constantly changing and may be applied retroactively, we cannot assure you that these requirements, in particular as they change in the future, will not have a material adverse effect on our business, profitability and results of operations. In addition, we will be required to incur costs to comply with the EPA’s National Emissions Standards for Hazardous Air Pollutants (“NESHAP”) for iron and steel foundries and for our foundries’ painting operations. These costs may be substantial.

We may be required to conduct investigations and perform remedial activities that could require us to incur material costs in the future. Our operations involve the use of hazardous substances and the disposal of hazardous wastes. We may incur costs to manage these substances and wastes and may be subject to claims for damage for personal injury, property damages or damage to natural resources.  Under the terms of the Tyco Purchase Agreement, we are indemnified by Tyco for all environmental liabilities arising in connection with Predecessor Mueller’s business and relating to actions occurring or conditions existing prior to the closing of that transaction. The indemnity survives forever and is not subject to any dollar limits. In the past, Tyco has made substantial payments and/or assumed defense of claims pursuant to this indemnification provision. In addition, Tyco’s indemnity does not cover environmental liabilities to the extent caused by us or the operation of Predecessor Mueller’s business after that transaction, nor does it cover environmental liabilities arising with respect to businesses, such as the U.S. Pipe operations, or sites, including U.S. Pipe facilities, acquired after August 1999.  On January 14, 2006, Tyco’s board of directors announced that it approved a plan to separate Tyco into three separate, publicly traded companies. At this time, we do not know which of the new entities will assume the indemnity provided under the terms of the Tyco Purchase Agreement if this plan is implemented. Should Tyco or the entity or entities that assume Tyco’s obligations under the Tyco Purchase Agreement ever become financially unable or fail to comply with the terms of the indemnity, we may be responsible for such obligations or liabilities.

Our U.S. Pipe segment has been identified as a potentially responsible party liable under federal environmental laws for a portion of the clean-up costs with regard to two sites, one in Alabama and one in California, and is currently subject to an administrative consent order requiring certain monitoring and clean-up with regard to its Burlington, New Jersey facility. Such clean-up costs could have a material adverse impact to our result of operations in any given reporting period.

Our homebuilding operations expose us to a variety of risks including liability for action of third parties.

We are exposed to a variety of risks associated with construction activities, including shortages of raw materials or labor, cost overruns, unforeseen environmental or engineering problems and natural disasters, any of which could delay construction and result in a substantial increase in our expenses. In addition, we contract with unaffiliated subcontractors to construct our homes. Although the timing and quality of our construction depends on the availability, skill and cost of these subcontractors, we are responsible for the performance of the entire contract, including work assigned to these subcontractors. Any construction delays or cost increases could harm our operating results, the impact of which may be further affected by our inability to raise sales prices.

Economic conditions in Texas, North Carolina, Mississippi, Alabama and Florida have a material impact on our profitability because we conduct a significant portion of our business in these markets.

We presently conduct a significant portion of our homebuilding and financing businesses in the Texas, North Carolina, Mississippi, Alabama and Florida markets. In the past, home prices and sales activities have declined from time to time and rates of loss and delinquency on mortgage assets have increased from time to time, driven primarily by weaker economic conditions in these markets. Furthermore, precarious economic and budget situations at the state government level may depress the market for our homes or hinder the ability of our customers to repay their obligations in areas in which we conduct the majority of our homebuilding or financing operations. Our concentration of homebuilding or mortgage assets in such markets may have a negative impact on our operating results.

Our failure to retain our current customers and renew our existing customer contracts could adversely affect our business.

A significant portion of our sales of our water infrastructure and flow control products, coal and methane gas are to long-term customers. The success of these businesses depends on our ability to retain our current clients, renew our existing customer contracts when required and solicit new customers. Our ability to do so generally depends on a variety of factors, including the quality and price of our products, our ability to market these products effectively and the level of competition we face.

A significant portion of our water products sales is to our ten largest distributors, including our three largest distributors: Hughes Supply, Ferguson Enterprises and National Waterworks. Our business relationships with most of our major distributor branches may be terminated at the option of either party upon zero to 60 days’ notice. Our reliance on these major distributors exposes us to the risk of changes in the business condition of our major distributors and to the risk that the loss of a major distributor could adversely affect our results of operations.

While our relationships with our ten largest distributors for our water products have been long-lasting, distributors in our industry have experienced significant consolidation in recent years, and we cannot assure you that our distributors will not be acquired by other distributors who buy products from our competitors. Our ability to retain these customers in the face of other competitors generally depends on a variety of factors, including the quality and price of our products and our ability to market these products effectively. We cannot assure you that, as consolidation among distributors continues, distributors will not be able to force us to lower our prices, which would have an adverse impact on our financial condition or results of operations. For example, Home Depot acquired National Waterworks in 2005 and announced in January 2006 that it intends to acquire Hughes Supply. As a result, two of our three largest distributors could be combined under common control. Moreover, the loss of any of National Waterworks, Hughes Supply or Ferguson Enterprises as a distributor could have a material adverse effect on our financial condition or results of operations.

If transportation for our ductile iron pipe products or coal becomes unavailable or uneconomic for our customers, our ability to sell ductile iron pipe products or coal could suffer.

Transportation costs represent a significant portion of the total cost of ductile iron pipe and coal and, as a result, the cost of transportation is a critical factor in a customer’s purchasing decision. Increases in our transportation costs could make our ductile iron pipe products or coal less competitive with the same or alternative products from competitors with lower transportation costs.

We typically depend upon rail, barge and trucking systems to deliver our products to customers. While our customers typically arrange and pay for transportation from our factory or mine to the point of use, disruption of these transportation services because of weather-related problems, strikes, lock-outs or other events could temporarily impair our ability to supply our products to our customers, thereby resulting in lost sales and reduced profitability. All of our mines are served by only one rail carrier, which increases our vulnerability to these risks.

The government extensively regulates our mining operations, which imposes significant costs on us, and future regulations could increase those costs or limit our ability to produce coal.

Federal, state and local authorities regulate the coal mining industry with respect to matters such as employee health and safety, permitting and licensing requirements, air quality standards, water pollution, plant and wildlife protection, reclamation and restoration of mining properties after mining is completed, the discharge of materials into the environment, surface subsidence from underground mining, and the effects that mining has on groundwater quality and availability. In addition, we are subject to significant legislation mandating specified benefits for retired coal miners. Numerous governmental permits and approvals are required for mining operations. We are required to prepare and present to federal, state or local authorities data pertaining to the effect or impact that any proposed exploration for or production of coal may have upon the environment. Compliance with these regulations may be costly and time-consuming and may delay commencement or continuation of exploration or production operations. The possibility exists that new legislation and/or regulations and orders may be adopted that may materially adversely affect our mining operations, our cost structure and/or our customers’ ability to use coal. New legislation or administrative regulations (or judicial interpretations of existing laws and regulations), including proposals related to the protection of the environment that would further regulate and tax the coal industry, may also require us or our customers to change operations significantly or incur increased costs.

In addition, the United States and over 160 other nations are signatories to the 1992 Framework Convention on Climate Change, which is intended to limit emissions of greenhouse gases, such as carbon dioxide. In December 1997, in Kyoto, Japan, the signatories to the convention established a binding set of emission targets for developed nations. Although the specific emission targets vary from country to country, the United States would be required to reduce emissions to 93% of 1990 levels over a five-year budget period from 2008 through 2012. Although the United States has not ratified the emission targets and no comprehensive regulations focusing on U.S. greenhouse gas emissions are in place, these restrictions, whether through ratification of the emission targets or other efforts to stabilize or reduce greenhouse gas emissions, could adversely impact the price of and demand for coal.

Recent mining accidents involving fatalities in West Virginia and Kentucky have received national attention and prompted responses at the state and federal level that have resulted in increased scrutiny of current safety practices and procedures in the mining industry.  For example, on January 26, 2006, West Virginia passed a new law imposing stringent new mine safety and accident reporting requirements and increased civil and criminal penalties for violations of mine safety laws.  Other states have proposed or passed similar bills and resolutions addressing mine safety practices.  On January 25, 2006, an Alabama circuit judge ordered the Alabama governor and legislature to take action to ensure the safety of Alabama’s mine workers.  In addition, several mine safety bills have been introduced in Congress that would mandate improvements in mine safety practices, increase or add civil and criminal penalties for non-compliance with such laws or regulations, and expand the scope of federal oversight, inspection and enforcement activities.  On February 7, 2006, the federal Mine Safety and Health Administration (“MSHA”) announced the promulgation of new emergency rules on mine safety.  These rules address mine safety, equipment, training and emergency reporting requirements.  Unlike most MSHA rules, these emergency rules will become effective immediately upon their publication in the Federal Register.  Implementing new procedures in order to ensure we comply with these new laws and regulations could adversely affect our results of operation and financial condition.

Coal mining is subject to inherent risks and is dependent upon many factors and conditions beyond our control, which may cause our profitability and our financial position to decline.

Coal mining is subject to inherent risks and is dependent upon a number of conditions beyond our control that can affect our costs and production schedules at particular mines. These risks and conditions include:

•                       unexpected equipment or maintenance problems;

•                       variations in geological conditions;

•                       natural disasters;

•                       underground mine floodings;

•                       environmental hazards;

•                       industrial accidents;

•                       explosions caused by the ignition of coal dust or other explosive materials at our mines sites; and

•                       fires caused by the spontaneous combustion of coal.

These risks and conditions could result in damage to or the destruction of mineral properties or production facilities, personal injury or death, environmental damage, delays in mining, monetary losses and legal liability. For example, an explosion and fire occurred in Mine No. 5 in September 2001. The accident caused extensive damage to the mine and resulted in the deaths of thirteen employees. Insurance coverage may not be available or sufficient to fully cover claims which may arise from these risks and conditions. We have also experienced adverse geological conditions in our mines, such as variations in coal seam thickness, variations in the competency and make-up of the roof strata, fault-related discontinuities in the coal seam and the potential for ingress of excessive amounts of methane gas or water. Such adverse conditions may increase our cost of sales and reduce our profitability, and may cause us to decide to close a mine. Any of these risks or conditions could have a negative impact on our profitability, the cash available from our operations and our financial position.

Work stoppages or other labor disruptions at our operations or those of our key customers or service providers could weaken our profitability and financial condition.

The majority of our employees within the Water Products and Natural Resources businesses are unionized and we have a risk of work stoppages as the result of strike or lockout. A significant majority of our Water Products business employees are represented by locals from approximately six different unions, including the Glass, Molders, Pottery, Plastics and Allied Workers International Union, which is our Water Products business’s largest union.  Our Water Products business’s labor agreements will be negotiated as they expire at various times through March 2010. The majority of employees of JWR are members of United Mine Workers of America (“UMWA”). Normally, our negotiations with the UMWA follow the national contract negotiated with the UMWA by the Bituminous Coal Operators Association. The collective bargaining agreement expires December 31, 2006. At our Sloss Industries subsidiary, our contract with the United Steelworkers of America expires December 6, 2010. We experienced an economic strike at Sloss at the end of 2001 that lasted for eight months. Future work stoppages, labor union issues or labor disruptions at our key customers or service providers could impede our ability to produce and deliver our products, to receive critical equipment and supplies or to collect payment. This may increase our costs or impede our ability to operate one or more of our operations.

In addition, the freight companies who deliver our water products to our distributors generally use unionized truck drivers, and we could also be adversely affected if our contractors face work stoppages or increased labor costs.

Our expenditures for postretirement benefit and pension obligations are significant and could be materially higher than we have predicted if our underlying assumptions prove to be incorrect.

We provide a range of benefits to our employees and retired employees, including pensions and postretirement healthcare. We record annual amounts relating to these plans based on calculations specified by generally accepted accounting principles, which include various actuarial assumptions. As of December 31, 2005, we estimate that our pension plans’ aggregate accumulated benefit obligation had a present value of approximately $520.6 million, and our fair value of plan assets was approximately $397.1 million. As of December 31, 2005, we estimate that our postretirement health care and life insurance plans’ aggregate accumulated benefit obligation would have had a present value of approximately $313.0 million, and such benefits are not required to be funded.  In respect of the funding obligations for our plans, we must make minimum cash contributions on a quarterly basis. Our estimated minimum funding obligation relating to these plans in 2006 is $19.6 million. We have estimated these obligations based on assumptions described under the heading “Critical Accounting Policies and Estimates—Employee Benefits” in “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and in the notes to our consolidated financial statements incorporated herein by reference. Assumed health care cost trend rates, discount rates, expected return on plan assets and salary increases have a significant effect on the amounts reported for the pension and health care plans. If our assumptions do not materialize as expected, cash expenditures and costs that we incur could be materially higher. Moreover, regulatory changes could increase our obligations to provide these or additional benefits.

In addition, certain of our subsidiaries participate in multiemployer pension plan trusts established for union employees. Contributions to these funds could increase as a result of future collective bargaining with the UMWA, a shrinking contribution base as a result of the insolvency of other coal companies who currently contribute to these funds, lower than expected returns on pension fund assets, or other funding deficiencies. We have no current intention to withdraw from any multiemployer pension plan, but if we were to do so, under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), we would be liable for a proportionate share of the plan’s unfunded vested benefit liabilities upon our withdrawal. We believe that, at December 31, 2005, the two multiemployer plans in which we participate were underfunded; however, the amount of the unfunded vested benefit liabilities allocable to us is not currently available.

We self-insure workers’ compensation and certain medical and disability benefits, and greater than expected claims could reduce our profitability.

We are self-insured for workers’ compensation benefits for work-related injuries. Workers’ compensation liabilities, including those related to claims incurred but not reported, are recorded principally using annual valuations based on discounted future expected payments using historical data of the division or combined insurance industry data when historical data is limited. In addition, JWR is responsible for medical and disability benefits for black lung disease under the Federal Coal Mine Health and Safety Act of 1969, as amended, and is self-insured against black lung related claims. We perform an annual evaluation of the overall black lung liabilities at the balance sheet date, using assumptions regarding rates of successful claims, discount factors, benefit increases and mortality rates, among others.

Based on the actuarially determined present value of workers’ compensation liabilities using a discount factor of 4.5% and 4.9% for 2005 and 2004, respectively, we have recorded liabilities of $56.5 million and $46.9 million as of December 31, 2005 and 2004, respectively. A one-percentage-point increase in the discount rate on the discounted claims liability would decrease our liability by $0.3 million, while a one-percentage-point decrease in the discount rate would increase our liability by $0.4 million.

If the number or severity of claims for which we are self insured increases, or we are required to accrue or pay additional amounts because the claims prove to be more severe than our original assessment, our operating results could be reduced.

The instruments governing our existing indebtedness contain covenants that may restrict our ability to operate and impair our financial condition.

As of September 30, 2005, on a pro forma basis we would have had total consolidated debt of approximately $3.9 billion, including approximately $1.7 billion of borrowings outstanding under various warehouse and mortgage-backed and asset-backed debt issued by the Trusts, which are non-recourse to Walter Industries and its subsidiaries. For the nine-month period ended September 30, 2005, on a pro forma basis our interest expense would have been $213.0 million, which includes $92.6 million related to non-recourse warehouse and mortgage backed debt and $120.4 million related to other senior and subordinated debt. Excluding the impact of interest rate hedges, we estimate that an increase of 1.0% in short-term interest rates would have increased our interest expense by approximately $12 million for that period.  Under the terms of our 2005 Credit Agreement, the 2005 Mueller Credit Agreement and the indentures relating to the convertible notes, the senior discount notes and the senior subordinated notes (each, as described under “Description of Indebtedness”), we have the ability, subject to our compliance with certain covenants contained in such agreement, to incur substantial amounts of additional debt in the future.  The level of our indebtedness could have important consequences, including:

•                       making it more difficult for us to satisfy our obligations under our debt instruments;

•                       limiting cash flow available for general corporate purposes, including capital expenditures and acquisitions, because a substantial portion of our cash flow from operations must be dedicated to servicing our debt;

•                       limiting our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions;

•                       limiting our flexibility to react to competitive and other changes in our industry and economic conditions generally; and

•                       exposing us to risks inherent in interest rate fluctuations because a substantial portion of our borrowings is at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

We will require a significant amount of cash to service our debt and our ability to generate cash depends on many factors beyond our control.

Our ability to pay or to refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated revenue growth and operating improvements will be realized or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If we are unable to meet our debt service obligations or fund our other liquidity needs, we could attempt to restructure or refinance our indebtedness or seek additional equity capital. We cannot assure you that we will be able to accomplish those actions on satisfactory terms, if at all.

Restrictive covenants in our debt instruments may adversely affect us.

Our debt instruments contain various covenants that limit our ability to engage in certain transactions. Our 2005 Credit Agreement and the 2005 Mueller Credit Agreement also require the maintenance of specified financial ratios and the satisfaction of other financial condition tests. In addition, our debt instruments require us to provide regular financial information to our lenders and bondholders. Such requirements generally may be satisfied by our timely filing with the SEC of annual and quarterly reports under the Exchange Act. Our ability to satisfy those financial ratios, tests or covenants can be affected by events beyond our control, and we cannot assure you that we will meet those tests. A breach of any of these covenants could result in a default under our debt instruments. If an event of default is not remedied after the delivery of notice of default and lapse of any relevant grace period, the holders of our debt would be able to declare it immediately due and payable. Upon the occurrence of an event of default under our 2005 Credit Agreement or the 2005 Mueller Credit Agreement, the respective lenders could also terminate all commitments to extend further credit. If we were unable to repay those amounts, such lenders could proceed against the collateral granted to them to secure the indebtedness under our senior credit facilities. We have pledged substantially all of our assets (including our intellectual property), other than the assets of our foreign subsidiaries and assets of our Water Products business, as security under our 2005 Credit Agreement and we pledged substantially all of the assets of our Water Products business (including, its intellectual property) other than the assets of its foreign subsidiaries, under the 2005 Mueller Credit Agreement.  If the lenders under our credit agreements or holders of the notes accelerate the repayment of borrowings, we cannot assure you that we will have sufficient assets to repay our senior credit facilities and our other indebtedness.

We may be unsuccessful in identifying or integrating suitable acquisitions, which could adversely affect our growth.

Our growth strategy is built upon organic growth and on taking advantage of opportunities to acquire complementary businesses. This strategy depends on the availability of acquisition candidates with businesses that can be successfully integrated into our existing business and that will provide us with complementary manufacturing capabilities, products or services. However, we may be unable to identify targets that will be suitable for acquisition. In addition, if we identify a suitable acquisition candidate, our ability to successfully implement the acquisition will depend on a variety of factors, including our ability to finance the acquisition. Our ability to finance our acquisitions is subject to a number of factors, including the availability of adequate cash from operations or of acceptable financing terms and the terms of our debt instruments. In addition, there are many challenges to integrating acquired companies and businesses in our company, including eliminating redundant operations, facilities and systems, coordinating management and personnel, retaining key employees, managing different corporate cultures and achieving cost reductions and cross-selling opportunities. We cannot assure you that we will be able to meet these challenges in the future.

Businesses we have acquired or will acquire may not perform as expected.

We may be adversely affected if businesses we have recently acquired or acquire in the future do not perform as expected. Acquired businesses may perform below expectations after the acquisition for various reasons, including legislative or regulatory changes that affect the areas in which a business specializes, the loss of key customers after the acquisition has closed, general economic factors that affect a business in a direct way and the cultural incompatibility of an acquired management team with us. Any of these factors could adversely affect our results of operations.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

We have recorded a significant amount of goodwill and other identifiable intangible assets in connection with our acquisition of Predecessor Mueller in October 2005. Goodwill and net identifiable intangible assets of Mueller Water are recorded at fair value on the date of acquisition and goodwill of U.S. Pipe remain at historical cost. In accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, are reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would result in a non-cash impairment charge and would have an adverse effect on our financial condition and results of operations.

We may have substantial additional federal tax liability for accounting adjustments related to our method of recognizing revenue on the sale of homes and interest on related instalment note receivables, as well as to federal income taxes allegedly owed.

The Internal Revenue Service has issued a Notice of Proposed Deficiency assessing additional tax of $80.4 million for the fiscal years ended May 31, 2000, December 31, 2000 and May 31, 2001.  The proposed adjustments relate primarily to our method of recognizing revenue on the sale of homes and related interest on the installment note receivables.  In addition, a controversy exists with regard to federal income taxes allegedly owed by our consolidated group of companies for fiscal years 1980 through 1994.  It is estimated that the amount of tax presently claimed by the Internal Revenue Service is approximately $30.4 million for issues currently in dispute in bankruptcy court.  This amount is subject to interest and penalties.  While we believe that our tax filing positions have substantial merit and intend to defend any tax claims asserted, we cannot offer any assurance that the Internal Revenue Service or a federal court will uphold our tax filing positions.  Moreover, although we believe that we have sufficient accruals to address any such tax claims, including related interest and penalties, an adverse ruling, judgment or court order could impose significant financial liabilities in excess of our reserves, which could have an adverse effect on our financial condition and results of operations.

Our loss of the services of, or inability to obtain, key personnel could have a material adverse effect on our future success or the future success of our significant subsidiaries.

Our and our significant subsidiaries’ success depends to a significant degree upon the contributions of Gregory Hyland, Dale Smith and George Richmond, as well as other members of our senior management. Although Messrs. Hyland, Smith and Richmond have entered into employment agreements with Walter Industries or our subsidiaries, these agreements may be terminated and such persons may not remain affiliated with Walter Industries or our subsidiaries. If any of our key personnel were to cease their affiliation with Walter Industries or our subsidiaries, we may be unable to find suitable replacement personnel, and our results of operations could suffer.  If the intended IPO and spin-off of our Water Products business is completed, some of our key personnel who are also employees of Mueller, including Messrs. Hyland, Smith and others, may not remain affiliated with us. We do not intend to maintain key person life insurance on any person.

We need to improve our internal controls to comply with SEC reporting requirements; public reporting obligations have put significant demands on our financial, operational and management resources.

Predecessor Mueller reported a material weakness in both fiscal 2004 and fiscal 2005 related to maintaining effective controls over the preparation, review and presentation and disclosure of its consolidated financial statements. There also exist significant deficiencies in our internal controls over financial reporting which, if unremediated, may result in more than a remote likelihood that a material misstatement of our annual or interim financial statements will not be prevented or detected.

The Public Company Accounting Oversight Board (“PCAOB”) defines a significant deficiency as a control deficiency, or a combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected. The PCAOB defines a material weakness as a single deficiency, or a combination of deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

As of September 30, 2005, Predecessor Mueller did not maintain effective controls over the preparation, review and presentation and disclosure of its consolidated financial statements.  Specifically, their controls failed to prevent or detect the incorrect presentation of the following: (i) cash flows from the effect of exchange rate changes on cash balances; (ii) cash flows from the loss on disposal of property, plant and equipment; (iii) cash flows and balance sheet presentation of book overdrafts; (iv) the presentation of current and non-current deferred income tax assets in Predecessor Mueller’s consolidated balance sheet; and (v) classification of certain depreciation expense as selling, general and administrative expense instead of cost of sales in their consolidated statement of operations.  This control deficiency resulted in the restatement of Predecessor Mueller’s annual consolidated financial statements for fiscal 2004 and 2003 and interim consolidated financial statements for the first three quarters of fiscal 2005, all interim periods of fiscal 2004 and audit adjustments to our 2005 annual consolidated financial statements.  Additionally, this control deficiency could result in a misstatement of the presentation and disclosure of their consolidated financial statements that would result in a material misstatement in the annual or interim financial statements that would not be prevented or detected.  Accordingly, Predecessor Mueller’s management has determined that this control deficiency constitutes a material weakness.  This is the only material weakness determined by management to exist as of September 30, 2005.

The material weaknesses and significant deficiencies will need to be addressed as a part of the evaluation of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002 and may impair our ability to comply with Section 404 of the Act. We are currently taking additional steps to implement an internal control structure and procedures for financial reporting that would allow us to produce financial statements and related disclosure within the time periods and in the form required under the Exchange Act. Failure to implement remediation plans in future periods could have an adverse effect on us.

Compliance with internal control reporting requirements and securities laws and regulations is likely to increase our costs.

The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board, have required changes in the corporate governance and securities disclosure or compliance practices of public companies over the last few years. We expect these new rules and regulations to continue to increase our legal and financial compliance costs, as well as our ongoing audit costs, and to make legal, accounting and administrative activities more time-consuming and costly. For example, in 2006, Mueller will need to comply with the internal control reporting requirements of the Sarbanes-Oxley Act, which will have a significant impact on our compliance cost in 2006.

We also expect these rules and regulations to make it more difficult and expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These new rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and executive officers.

We may not be able to achieve the anticipated synergies in connection with our integration and rationalization plans.

We are pursuing several initiatives designed to rationalize our manufacturing facilities and to use our manufacturing expertise to reduce our costs. In fiscal 2006, we expect to achieve integration synergies between our Mueller and U.S. Pipe segments by closing the U.S. Pipe Chattanooga, Tennessee production facility and integrating it into the Mueller Chattanooga and Albertville, Alabama production facilities. We have initiated the implementation of plant and distribution combination and production efficiency strategies within our Mueller and Anvil segments, which efforts will continue through fiscal years 2006, 2007 and the beginning of 2008. Our Mueller segment sales force has begun to integrate U.S. Pipe products as complementary product offerings as part of their sales efforts. We also have begun to use our combined purchasing leverage to reduce raw material and overall product costs. If we fail to implement our integration and rationalization plans, at the economic levels or within the time periods expected, we may not be able to achieve the projected levels of synergies and cost savings. In addition, we expect to incur substantial severance, environmental and impairment costs in connection with our integration and rationalization plans.

We are a holding company and may not have access to the cash flow and other assets of our subsidiaries.

We are a holding company that has no operations of its own and derives all of its revenues and cash flow from its subsidiaries. The terms of the indentures governing our senior discount notes and senior subordinated notes and our 2005 Credit Agreement and the 2005 Mueller Credit Agreement (each, as defined under “Description of Indebtedness”) significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Furthermore, our subsidiaries are permitted under the terms of the relevant debt instruments to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. A breach of any of those covenants would be a default under the applicable debt instrument that would permit the holders thereof to declare all amounts due thereunder immediately payable. As a result, we may not have access to our subsidiaries’ cash flow to finance our cash needs.

If we fail to protect our intellectual property, our business and ability to compete could suffer.

Our business depends upon our technology and know-how, which is largely developed internally. While we believe that none of our operating units is substantially dependent on any single patent, trademark, copyright, or other form of intellectual property, we rely on a combination of patent protection, copyright and trademark laws, trade secrets protection, employee and third party confidentiality and nondisclosure agreements and technical measures to protect our intellectual property rights. There can be no assurance that the measures that we take to protect our intellectual property rights will be adequate to deter infringement or misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from obtaining or using information or intellectual property that we regard as proprietary or to keep others from using brand names similar to our own. The disclosure, misappropriation or infringement of our intellectual property could harm our ability to protect our rights and our competitive position.  In addition, our actions to enforce our rights may result in substantial costs and diversion of management and other resources. We may also be subject to intellectual property infringement claims from time to time, which may result in our incurring additional expenses and diverting company resources to respond to these claims.

Natural disasters and adverse weather conditions could disrupt our businesses and adversely affect our results of operations.

The climates of many of the states in which we operate, including Mississippi, Alabama, Florida and Texas, where we have some of our larger operations, present increased risks of natural disaster and adverse weather.  Natural disasters or adverse weather in the areas in which we build, finance or insure homes or have mining or manufacturing operations, or in nearby areas, have in the past, and may in the future, delay new home deliveries, increase costs by damaging inventories of homes and construction materials, reduce the availability of raw materials and skilled labor, lead to significant insurance claims, cause increases in delinquencies and defaults in our mortgage portfolio, limit access to our mines and factories, destroy or damage our inventory, increase volatility in the cost of raw materials and weaken the demand for new homes in affected areas, which could adversely affect our earnings. In addition, the rate of delinquencies may be higher after natural disasters or adverse weather conditions.  For example, during the third quarter of 2005, Hurricane Katrina impacted several states where our Mid-State Homes portfolio had high concentrations of customers.  As a result, our delinquency rate in those states increased substantially and we incurred a special $1.3 million provision for estimated losses on instalment notes that was anticipated as a result of Hurricane Katrina.  The occurrence of large loss events due to natural disasters or adverse weather could reduce the insurance coverage available to us, increase the cost of our insurance premiums and weaken the financial condition of our insurers, thereby limiting our ability to mitigate any future losses we may incur from such events.  Moreover, severe flooding, wind and water damage, forced evacuations, contamination, gas leaks, fire and environmental and other damage caused by natural disasters or adverse weather could lead to a general economic downturn, including increased prices for oil, gas and energy, loss of jobs, regional disruptions in travel, transportation and tourism and a decline in real-estate related investments, especially in the areas most directly damaged by the disaster or storm.

We are dependent upon the successful operation of our key manufacturing facilities.

Some of our key water products, including hydrants, valves and ductile iron pipe, are manufactured at five of our largest manufacturing facilities. The operation of such facilities involves various operating risks, including, but not limited to:

•                       catastrophic events such as fires, explosions, floods, earthquakes or other similar occurrences;

•                       interruptions in raw materials and energy supply;

•                       adverse government regulation;

•                       breakdowns or equipment failures;

•                       violations of our permit requirements or revocation of permits;

•                       releases of pollutants and hazardous substances to air, soil, surface water or groundwater;

•                       shortages of equipment or spare parts; and

•                       labor disputes.

A decrease in, or the elimination of, the revenues generated by our key facilities or a substantial increase in the costs of operating such facilities could materially impact our cash flows and results of operations.

Our brass valve products contain lead, which may be replaced in the future, and certain of our brass valve products may not be in compliance with NSF standards, which could limit the ability of municipalities to buy our products.

Our brass valve products contain approximately 5.0% lead. Environmental advocacy groups, relying on standards established by California’s Proposition 65, are seeking to eliminate or reduce the content of lead in some of these products, including water meters and valves, and to limit their sale in California. Some of our business units have entered into settlement agreements with these environmental advocacy groups that have required them to either modify some of these products or offer substitutes for them with respect to products sold in California. Modifications of or substitutions for our products to meet or conform with regulatory requirements will require incremental capital spending of up to $8.0 million in the next two years and will require us to purchase more expensive raw materials, and we may not be able to pass these costs on to our customers. Legislation to substantially restrict lead content in water products has been introduced in the United States Congress. If Congress adopts such legislation or if similar issues are raised in Congress in the future or in other jurisdictions or if these or other advocacy groups file suit against us under Proposition 65, our results of operations and financial condition could be adversely affected.

The National Sanitary Foundation (“NSF”) is a non-profit entity that was contracted by the U.S. Environmental Protection Agency (“EPA”) to promulgate standards for the water industry. NSF has issued NSF 61, which governs the leaching characteristics of valves and devices that are part of drinking water distribution networks, including certain of our products made from brass. In recent years, a growing majority of states have adopted, by statute or regulation, a requirement that water distribution systems utilize products that comply with NSF 61 and/or are certified as NSF 61 compliant. We, along with others in the industry, are engaged in the lengthy process of attempting to obtain certification of NSF 61 compliance for all of our relevant products.  Approximately 35% of our brass valve products have not been certified. In the event that some of our brass valve products are found not to be in compliance with NSF 61, those products may not be accepted by various municipalities or we may be forced to modify non-conforming products with substitute materials, which may require increased cost, thereby adversely affecting profitability. In addition, if our competitors develop a complete line of NSF 61 compliant brass valve products before we do, we may be placed at a competitive disadvantage which may, in turn, adversely affect profitability.

Risk Related to the Common Stock

The price of our common stock may be volatile and may be affected by market conditions beyond our control.

Our share price is likely to fluctuate in the future because of the volatility of the stock market in general and a variety of factors, many of which are beyond our control, including:

•                       general economic conditions that impact construction and infrastructure activity, including interest rate movements;

•                       quarterly variations in actual or anticipated results of our operations;

•                       speculation in the press or investment community;

•                       changes in financial estimates by securities analysts;

•                       actions or announcements by our competitors;

•                       actions by our principal stockholders;

•                       trading volumes of our common stock;

•                       regulatory actions;

•                       litigation;

•                       U.S. and international economic, legal and regulatory factors unrelated to our performance;

•                       loss or gain of a major customer;

•                       additions or departures of key personnel; and

•                       future sales of our common stock.

Market fluctuations could result in extreme volatility in the price of shares of our common stock, which could cause a decline in the value of your investment. You should also be aware that price volatility may be greater if the public float and trading volume of shares of our common stock is low. In addition, if our operating results and net income fail to meet the expectations of stock analysts and investors, we may experience an immediate and significant decline in the trading price of our stock.

Future sale or the possibility of future sales of a substantial amount of our common stock may depress our stock price.

Our issuance of substantial amounts of common stock in the market, or the perception that we may issue substantial amounts of common stock, may depress the price of our common stock. In addition, as of December 31, 2005, there were 360,763 shares of our common stock underlying vested stock options eligible for sale and up to 9,777,288 shares were issuable upon conversion of our convertible notes.  In addition, under the terms of the indenture governing the convertible notes, if we effect the intended spin-off of our Water Products business described above under “Our Company,” the conversion rate of our convertible notes will be subject to an upward adjustment by dividing the conversion rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive a distribution of Mueller shares in the spin-off by a fraction of which the numerator shall be the spin-off market price (as such term is defined in the indenture governing the convertible notes) per share of our common stock on the date fixed for such determination less the spin-off market price per share of Mueller on such date and the denominator shall be the spin-off market price per share of our common stock, such adjustment to become effective 10 trading days (as such term is defined in the indenture governing the convertible notes) after the effective date of the spin-off.  Such adjustment, in turn, will result in a substantial increase of the number of shares issuable upon conversion of our convertible notes. See “Description of Indebtedness — Convertible Notes.”  We currently have on file registration statements covering the shares underlying these options and convertible notes. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock from time to time.

Some of our existing stockholders hold a significant number of shares of our common stock. If these existing stockholders sell shares of our common stock, the market price of our common stock could decline.

In addition, the existence of the convertible notes may encourage short selling by market participants, which may further depress the price of our common stock.

Our ability to pay regular dividends to our stockholders is subject to the discretion of our board of directors and may be limited by our holding company structure, the covenants in our debt instruments and applicable provisions of Delaware law.

Our board of directors may, in its discretion, decrease the level of dividends or discontinue the payment of dividends entirely. In addition, as a holding company, we will be dependent upon the ability of our subsidiaries to generate earnings and cash flows and distribute them to us so that we may pay our obligations and expenses and pay dividends to our stockholders. Our ability to pay future dividends and the ability of our subsidiaries to make distributions to us will be subject to our and their respective operating results, cash requirements and financial condition, the applicable laws of the State of Delaware (which may limit the amount of funds available for distribution), compliance with covenants and financial ratios related to existing or future indebtedness and other agreements with third parties. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient distributions from our business, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our shares.